Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2018 FIRST QUARTER RESULTS

IRVINE, CA, November 9, 2017 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2018 first quarter ended September 30, 2017.

Net sales for the three months ended September 30, 2017 remained approximately flat and totaled $5.2 million, an increase of $33,000 or 1% from $5.1 million for the three months ended September 30, 2016.

Gross profit for the three months ended September 30, 2017 increased $436,000, or 31%, to $1.9 million, compared to $1.4 million for the year-ago period, primarily due to efficiencies in our manufacturing and assembly operations as well as savings created by in-sourcing previously out-sourced manufactured parts.  As a result, gross margin has improved by 8 percentage points to 36% during the three months ended September 30, 2017 compared to 28% during the corresponding year-ago period.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2017 decreased 12% to $1.0 million from $1.1 million in the prior year’s corresponding quarter, reflecting primarily the prior year impairment of intangible assets of $113,000 relating to the Huber Precision business acquisition.

Net income for the quarter ended September 30, 2017 was $628,000 or $.15 per share compared to $286,000 for the quarter ended September 30, 2016, or $0.07 per share.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our strong earnings growth this quarter, despite relatively flat sales.  We plan to continue to focus on our core medical device products and expect to invest more in research and development during the balance of fiscal 2018, especially since we plan to release our Pro-Dex branded thoracic driver later this fiscal year.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors.  Pro-Dex also sells dental instruments and rotary air motors. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex's products are found in hospitals, dental offices, and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2017	June 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$5,855	$4,205
Investments	885	718
Accounts receivable, net of allowance for doubtful accounts of $3 at September 30, 2017 and at June 30, 2017	2,254	3,538
Deferred costs	—	12
Other current assets	24	86
Inventory	3,512	3,085
Notes receivable	1,150	—
Prepaid expenses	108	277
Total current assets	13,788	11,921
Equipment and leasehold improvements, net	1,427	1,429
Goodwill	112	112
Intangibles, net	316	320
Deferred income taxes, net	2,003	2,048
Notes receivable	450	450
Other assets	71	71
Total assets	$18,167	$16,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$943	$1,159
Accrued expenses	763	1,344
Deferred revenue	18	19
Note payable	26	26
Income taxes payable	10	—
Capital lease obligations	33	32
Total current liabilities	1,793	2,580
Deferred rent, net of current portion	53	—
Notes and capital leases payable, net of current portion	46	61
Total non-current liabilities	99	61
Total liabilities	1,892	2,641

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,348,292 and 4,025,193 shares issued and outstanding at September 30, 2017 and June 30, 2017, respectively	19,750	17,704
Accumulated other comprehensive income (loss)	(76)	33
Accumulated deficit	(3,399)	(4,027)
Total shareholders’ equity	16,275	13,710
Total liabilities and shareholders’ equity	$18,167	$16,351

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2017	2016

Net sales	$5,162	$5,129
Cost of sales	3,302	3,705
Gross profit	1,860	1,424

Operating expenses:
Selling expenses	87	149
General and administrative expenses	504	564
Impairment of intangible assets	—	113
Research and development costs	407	304
Total operating expenses	998	1,130
Operating income	862	294
Other income (expense):
Interest and miscellaneous income	30	3
Interest expense	(2)	(3)
Total other income (expense)	28	—

Income before income taxes	890	294
Provision for income taxes	262	7

Net income from continuing operations	$628	$287
Net loss from discontinued operations net of tax of $0	—	(1)
Net income	$628	$286
Other comprehensive loss, net of tax:
Unrealized loss from marketable equity investments, net of taxes	(109)	—
Comprehensive income	$519	$286

Basic and diluted income per share:
Net income from continuing operations	$0.15	$0.07
Net income from discontinued operations	—	—
Net income	$0.15	$0.07

Weighted average common shares outstanding:
Basic	4,150,099	4,062,475
Diluted	4,189,724	4,103,459
Common shares outstanding	4,348,292	4,063,837

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$628	$286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153	139
Share-based compensation	3	2
Impairment of intangible assets	—	113
Gain on disposal of equipment	(12)	(3)
Deferred income tax	45	—
Bad debt expense (recovery)	—	(18)
Changes in operating assets and liabilities:
Accounts receivable and other receivables	1,284	(683)
Deferred costs	12	(255)
Inventory	(427)	203
Prepaid expenses and other assets	89	27
Accounts payable, accrued expenses and deferred rent	(744)	338
Deferred revenue	(1)	107
Income taxes payable	10	(1)
Net cash provided by operating activities	1,040	255

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(139)	(316)
Purchases of investments	(297)	—
Income tax effect of unrealized gains and losses	21	—
Increase in notes receivable	(1,150)	—
Increase in intangibles	(8)	(13)
Proceeds from disposal of equipment	12	3
Net cash used in investing activities	(1,561)	(326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and notes payable	(14)	(16)
Borrowings from Summit Loan	—	400
Repayments on Summit Loan	—	(400)
Proceeds from shares issued under ATM, net of commissions and fees	2,169	—
Proceeds from ESPP Contributions	16	10
Repurchases of common stock	—	(49)
Net cash provided by (used in) financing activities	2,171	(55)

Net increase (decrease) in cash and cash equivalents	1,650	(126)
Cash and cash equivalents, beginning of period	4,205	2,294
Cash and cash equivalents, end of period	$5,855	$2,168